UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K/A
(Amendment No. 1 to Form 8-K originally filed November 23, 2009)

CURRENT REPORT

Pursuant to Section 13 Or 15(D) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2009

Transfer Technology International Corp.
 (Exact name of Registrant as specified in its charter)
____________________

Delaware (State or other Jurisdiction of Incorporation or organization)	000-27131 (Commission File Number)	88-0381258 (IRS Employer I.D. No.)
___________________________

2203 North Lois Avenue, Suite 912
Tampa, Florida 33607
(813) 600-4081
(813) 872-9597
 (Address, including zip code, and telephone and facsimile numbers, including area code, of registrant’s executive offices)
___________________________

2203 North Lois Avenue, Suite 704
Tampa, Florida 33607
(Former name and/or address if changed since last report)

This current report on Form 8-K/A amends and restates in its entirety the Registrant’s (the “Company’s”) current report on Form 8-K filed on November 23, 2009.  This report discusses the items disclosed in the prior report in more detail and attaches a letter from the Company’s current independent registered public accounting firm.

Item 4.02  Non-Reliance on Previously Issued Financial Statements

Background

In reviewing the Company’s accounting, our then independent outside auditing firm, Bagell, Josephs, Levine & Company, L.L.C. determined that we had improperly booked a transaction regarding two patents we acquired on April 2, 2008.  After considering the facts, our Board of Directors determined on October 20, 2009, that the patent acquisition transaction should have been accounted for differently and that financial statements filed as a part of quarterly and annual reports after April 2, 2008, should not be relied upon.

The Error

Prior to April 2, 2008, SB Investment Trust, an entity related to the Company was the owner of the rights of two patents it had acquired at public auction ninety days prior to the sale of the rights to the Company.  SB Investment Trust acquired the rights at the auction at a cost of $11,000.  The Company acquired the patent rights from SB Investment Trust on April 2, 2008, in exchange for 600,000 shares of common stock.  The Company did not record the patents on its books as an asset or at fair market value since the patents had minimal value.  Rather, the Company recorded the issuance of the stock at $0.80 per share by debiting Beneficial Interest Expense $480,000, crediting Capital Stock $600 and crediting Additional Paid-In Capital $479,400.

On the same day, the Company also settled a loan it owed SB Investment Trust in the amount of $98,000 by issuing 658,124 shares of common stock.  This transaction was booked by debiting Loan Payable – SBI $98,000, debiting Beneficial Interest Expense $428,499, crediting Capital Stock $658 and crediting Additional Paid-In Capital $525,841.

In retrospect, since the patent was acquired from a related party, the beneficial interest should be reduced by $480,000 (600,000 shares at $.080 per share fair market value) and $469,000 netted against additional paid-in capital and $11,000 record as an intangible asset/patent on the balance sheet.  Similarly since the loan was acquired from a related party, the beneficial interest on the loan payable should have been reduced by $428,499 (658,124 shares at $.80 fair market value) and netted against additional paid-in capital.

With regard to the impact on other accounts affected, the net loss will be decreased by $908,499 due to the fact beneficial interest expense was recorded for related party transactions.   GAAP requires that related party transactions be valued at reliable historical values.  We believe the patents’ valuation is $11,000 based on the public auction price ninety days prior to the Company’s purchase of the patents from the SB Investment Trust.  Therefore the $908,499 expensed as beneficial interest expense has been corrected and posted to Additional Paid In Capital.  Further, the Earnings Per Share (“EPS”) for the 6 months ended June 30, 2008 that was reported as a net loss of $(.19) per share is in reality a net loss of $(.11), the EPS for the 9 months ended September 30, 2008 that was reported as a net loss of $(.21) per share is in reality a net loss of $(.14), and the EPS for the year ended December 31, 2008 that was reported as a net loss of $(.25) per share is in reality a net loss of $(.18).

The Remedy

The Company is filing amended reports for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.  We are preparing to file these reports on or before May 15, 2010.  Also, our annual report for the year ended December 31, 2009, will contain corrected information in the financial statements for the year ended December 31, 2008.  We are preparing to file this annual report on or before April 15, 2010.

In light of the amendments, readers should not rely on our previously filed financial statements and other financial information for the quarters ended June 30, 2008 and September 30, 2008, the year ended December 31, 2008 and for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

Material Weakness in Internal Control over Financial Reporting

The errors described above resulted from a material weakness in internal control over financial reporting, namely, that we did not have adequately designed procedures to review accounting entries.  We have evaluated the relevant journal entries and remediated the related internal control weakness by establishing a procedure and policy that no entries will be made to the general ledger of the Company before proposed entries have been concurrently reviewed by the CEO and the CFO of the Company.  These procedures were established on October 20, 2009. We have evaluated our disclosure controls and procedures as currently in effect, including the remedial actions discussed above, and we have concluded that, as of this date, our disclosure controls and procedures are effective.

The certifying officers of the Company have considered the effect of the accounting errors on the accuracy of prior disclosures regarding disclosure controls and procedures under Item 307 of Regulation S-K and concluded that their previous conclusions regarding effectiveness were incorrect with respect to the periods from April 2, 2008, through October 20, 2009.

The Board of Directors has discussed the matters disclosed in this current report on Form 8-K/A with Friedman LLP, our current independent registered public accounting firm into which our prior independent registered public accounting firm, Bagell, Josephs, Levine & Company, L.L.C., was merged and have provided them with a copy of this disclosure.  They have provided us with a letter relative to their review of this disclosure which is filed herewith as exhibit 99.1.

Item 9.01  Exhibits

Exhibit No.                                         Description

99.1                                                      Letter from Independent Public Accounting Firm

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transfer Technology International Corp.

Dated: March 15, 2010                                        By: /s/ Chris Trina
       Chris Trina
       Chief Executive Officer